As filed with the Securities and Exchange Commission on March 11, 2015

Registration No. 333-92356

Registration No. 333-23433

Registration No. 033-58799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENFORD CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1221360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7094 South Revere Parkway

Centennial, Colorado 80112-3932

(Address of principal executive offices, including zip code)

PENFORD CORPORATION 1994 STOCK OPTION PLAN, AS AMENDED

(FORMERLY PENWEST, LTD. 1994 STOCK OPTION PLAN)

(Full title of the plan)

Christine M. Castellano, Secretary

Penford Corporation

7094 South Revere Parkway

Centennial, Colorado 80112-3932

(303) 649-1900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Penford Corporation (the “Company”) is filing this Post-Effective Amendment No. 2 to deregister certain securities originally registered by the Company pursuant to the following (collectively referred to herein as the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 033-58799), filed with the Securities and Exchange Commission (the “SEC”) on April 25, 1995 with respect to 500,000 shares of the Company’s common stock, par value of $1.00 per share (“Company Common Stock”), registered for issuance under the Company’s 1994 Stock Option Plan, as subsequently amended (the “Plan”).

•	Registration Statement on Form S-8 (File No. 333-23433), filed with the SEC on March 17, 1997 with respect to 500,000 shares of the Company’s Common Stock, registered for issuance under the Plan.

•	Registration Statement on Form S-8 (File No. 333-92356), filed with the SEC on July 12, 2002 with respect to 500,000 shares of the Company’s Common Stock, registered for issuance under the Plan, as amended by Post-Effective Amendment No. 1, filed with the SEC on April 10, 2006.

Effective as of March 11, 2015, as contemplated by the Agreement and Plan of Merger, dated October 14, 2014, by and among the Company, Ingredion Incorporated (“Ingredion”) and Prospect Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Ingredion (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Ingredion (such transaction, the “Merger”).

As part of the Merger, the Company has terminated all offerings of Company Common Stock pursuant to existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 2 to the Registration Statements, all shares of Company Common Stock registered under the Registration Statements that remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Penford Corporation has duly caused this Post-Effective Amendment No. 2 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westchester, State of Illinois, on March 11, 2015.

PENFORD CORPORATION

By:	/s/ Jack C. Fortnum
Jack C. Fortnum
Treasurer

Note: No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.